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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 3)*

Allegiance Telecom, Inc.

(Name of Issuer)
Common Stock, $.01 par value per share

(Title of Class of Securities)
01747T102
(CUSIP Number)
12/31/01

(Date of Event Which Required Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        / /      Rule 13d-1(b)

        / /      Rule 13d-1(c)

        /x/      Rule 13d-1(d)

        *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

        The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.            01747T102

(1)	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).
Madison Dearborn Capital Partners II, L.P.

(2)	Check the Appropriate Box if a Member	(a)	/ /
	of a Group (See Instructions)	(b)	/x/

(3)	SEC Use Only

(4)	Citizenship or Place of Organization
Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:		(5)	Sole Voting Power
-0-

		(6)	Shared Voting Power
7,307,325 (see Item 4 and Exhibit C)

		(7)	Sole Dispositive Power
-0-

		(8)	Shared Dispositive Power
7,307,325 (see Item 4 and Exhibit C)

(9)	Aggregate Amount Beneficially Owned by Each Reporting Person
7,307,325 (see Item 4 and Exhibit C)

(10)	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) / /

(11)	Percent of Class Represented by Amount in Row (9)
6.3% (see Item 4)

(12)	Type of Reporting Person (See Instructions)
PN

CUSIP No.            01747T102

(1)	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).
Madison Dearborn Partners II, L.P.

(2)	Check the Appropriate Box if a Member	(a)	/ /
	of a Group (See Instructions)	(b)	/x/

(3)	SEC Use Only

(4)	Citizenship or Place of Organization
Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:		(5)	Sole Voting Power
-0-

		(6)	Shared Voting Power
7,307,325 (see Item 4 and Exhibit C)

		(7)	Sole Dispositive Power
-0-

		(8)	Shared Dispositive Power
7,307,325 (see Item 4 and Exhibit C)

(9)	Aggregate Amount Beneficially Owned by Each Reporting Person
7,307,325 (see Item 4 and Exhibit C)

(10)	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) / /

(11)	Percent of Class Represented by Amount in Row (9)
6.3% (see Item 4)

(12)	Type of Reporting Person (See Instructions)
PN

CUSIP No.            01747T102

(1)	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).
Madison Dearborn Partners, Inc.

(2)	Check the Appropriate Box if a Member	(a)	/ /
	of a Group (See Instructions)	(b)	/x/

(3)	SEC Use Only

(4)	Citizenship or Place of Organization
Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:		(5)	Sole Voting Power
4,369

		(6)	Shared Voting Power
7,307,325 (see Item 4 and Exhibit C)

		(7)	Sole Dispositive Power
4,369

		(8)	Shared Dispositive Power
7,307,325 (see Item 4 and Exhibit C)

(9)	Aggregate Amount Beneficially Owned by Each Reporting Person
7,311,694 (see Item 4 and Exhibit C)

(10)	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) / /

(11)	Percent of Class Represented by Amount in Row (9)
6.3% (see Item 4)

(12)	Type of Reporting Person (See Instructions)
CO

CUSIP No.            01747T102

(1)	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).
Morgan Stanley Capital Partners III, L.P.

(2)	Check the Appropriate Box if a Member	(a)	/ /
	of a Group (See Instructions)	(b)	/x/

(3)	SEC Use Only

(4)	Citizenship or Place of Organization
Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:		(5)	Sole Voting Power
-0-

		(6)	Shared Voting Power
11,865,451 (see Item 4 and Exhibit C)

		(7)	Sole Dispositive Power
-0-

		(8)	Shared Dispositive Power
11,865,451 (see Item 4 and Exhibit C)

(9)	Aggregate Amount Beneficially Owned by Each Reporting Person
11,865,451 (see Item 4 and Exhibit C)

(10)	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) / /

(11)	Percent of Class Represented by Amount in Row (9)
10.3% (see Item 4)

(12)	Type of Reporting Person (See Instructions)
PN

CUSIP No.            01747T102

(1)	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).
MSCP III, LLC

(2)	Check the Appropriate Box if a Member	(a)	/ /
	of a Group (See Instructions)	(b)	/x/

(3)	SEC Use Only

(4)	Citizenship or Place of Organization
Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:		(5)	Sole Voting Power
-0-

		(6)	Shared Voting Power
13,453,369 (see Item 4 and Exhibit C)

		(7)	Sole Dispositive Power
-0-

		(8)	Shared Dispositive Power
13,453,369 (see Item 4 and Exhibit C)

(9)	Aggregate Amount Beneficially Owned by Each Reporting Person
13,453,369 (see Item 4 and Exhibit C)

(10)	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) / /

(11)	Percent of Class Represented by Amount in Row (9)
11.7% (see Item 4)

(12)	Type of Reporting Person (See Instructions)
LLC

CUSIP No.          01747T102

(1)	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).
Morgan Stanley Capital Partners III, Inc.

(2)	Check the Appropriate Box if a Member	(a)	/ /
	of a Group (See Instructions)	(b)	/x/

(3)	SEC Use Only

(4)	Citizenship or Place of Organization
Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:		(5)	Sole Voting Power
-0-

		(6)	Shared Voting Power
13,453,369 (see Item 4 and Exhibit C)

		(7)	Sole Dispositive Power
-0-

		(8)	Shared Dispositive Power
13,453,369 (see Item 4 and Exhibit C)

(9)	Aggregate Amount Beneficially Owned by Each Reporting Person
13,453,369 (see Item 4 and Exhibit C)

(10)	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) / /

(11)	Percent of Class Represented by Amount in Row (9)
11.7% (see Item 4)

(12)	Type of Reporting Person (See Instructions)
CO; IA

CUSIP No.          01747T102

(1)	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).
Morgan Stanley Dean Witter & Co.

(2)	Check the Appropriate Box if a Member	(a)	/ /
	of a Group (See Instructions)	(b)	/x/

(3)	SEC Use Only

(4)	Citizenship or Place of Organization
Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:		(5)	Sole Voting Power
-0-

		(6)	Shared Voting Power
13,453,369 (see Item 4 and Exhibit C)

		(7)	Sole Dispositive Power
-0-

		(8)	Shared Dispositive Power
13,453,369 (see Item 4 and Exhibit C)

(9)	Aggregate Amount Beneficially Owned by Each Reporting Person
13,453,369 (see Item 4 and Exhibit C)

(10)	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) / /

(11)	Percent of Class Represented by Amount in Row (9)
11.7% (see Item 4)

(12)	Type of Reporting Person (See Instructions)
CO; IA

CUSIP No.          01747T102

(1)	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).
Morgan Stanley Capital Investors, L.P.

(2)	Check the Appropriate Box if a Member	(a)	/ /
	of a Group (See Instructions)	(b)	/x/

(3)	SEC Use Only

(4)	Citizenship or Place of Organization
Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:		(5)	Sole Voting Power
-0-

		(6)	Shared Voting Power
373,105 (see Item 4 and Exhibit C)

		(7)	Sole Dispositive Power
-0-

		(8)	Shared Dispositive Power
373,105 (see Item 4 and Exhibit C)

(9)	Aggregate Amount Beneficially Owned by Each Reporting Person
373,105 (see Item 4 and Exhibit C)

(10)	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) / /

(11)	Percent of Class Represented by Amount in Row (9)
.3% (see Item 4)

(12)	Type of Reporting Person (See Instructions)
PN

CUSIP No.          01747T102

(1)	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).
MSCP III 892 Investors, L.P.

(2)	Check the Appropriate Box if a Member	(a)	/ /
	of a Group (See Instructions)	(b)	/x/

(3)	SEC Use Only

(4)	Citizenship or Place of Organization
Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:		(5)	Sole Voting Power
-0-

		(6)	Shared Voting Power
1,214,813 (see Item 4 and Exhibit C)

		(7)	Sole Dispositive Power
-0-

		(8)	Shared Dispositive Power
1,214,813 (see Item 4 and Exhibit C)

(9)	Aggregate Amount Beneficially Owned by Each Reporting Person
1,214,813 (see Item 4 and Exhibit C)

(10)	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) / /

(11)	Percent of Class Represented by Amount in Row (9)
1.1% (see Item 4)

(12)	Type of Reporting Person (See Instructions)
PN

CUSIP No.          01747T102

(1)	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).
Frontenac VII Limited Partnership

(2)	Check the Appropriate Box if a Member	(a)	/ /
	of a Group (See Instructions)	(b)	/x/

(3)	SEC Use Only

(4)	Citizenship or Place of Organization
Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:		(5)	Sole Voting Power
-0-

		(6)	Shared Voting Power
1,169,790 (see Item 4 and Exhibit C)

		(7)	Sole Dispositive Power
-0-

		(8)	Shared Dispositive Power
1,169,790 (see Item 4 and Exhibit C)

(9)	Aggregate Amount Beneficially Owned by Each Reporting Person
1,169,790 (see Item 4 and Exhibit C)

(10)	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) / /

(11)	Percent of Class Represented by Amount in Row (9)
1.0% (see Item 4)

(12)	Type of Reporting Person (See Instructions)
PN

CUSIP No.        01747T102

(1)	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).
Frontenac Masters VII Limited Partnership

(2)	Check the Appropriate Box if a Member	(a)	/ /
	of a Group (See Instructions)	(b)	/x/

(3)	SEC Use Only

(4)	Citizenship or Place of Organization
Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:		(5)	Sole Voting Power
-0-

		(6)	Shared Voting Power
62,952 (see Item 4 and Exhibit C)

		(7)	Sole Dispositive Power
-0-

		(8)	Shared Dispositive Power
62,952 (see Item 4 and Exhibit C)

(9)	Aggregate Amount Beneficially Owned by Each Reporting Person
62,952 (see Item 4 and Exhibit C)

(10)	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) / /

(11)	Percent of Class Represented by Amount in Row (9)
.05% (see Item 4)

(12)	Type of Reporting Person (See Instructions)
PN

CUSIP No.        01747T102

(1)	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).
Frontenac Company VII, LLC

(2)	Check the Appropriate Box if a Member	(a)	/ /
	of a Group (See Instructions)	(b)	/x/

(3)	SEC Use Only

(4)	Citizenship or Place of Organization
Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:		(5)	Sole Voting Power
-0-

		(6)	Shared Voting Power
1,232,742 (see Item 4 and Exhibit C)

		(7)	Sole Dispositive Power
-0-

		(8)	Shared Dispositive Power
1,232,742 (see Item 4 and Exhibit C)

(9)	Aggregate Amount Beneficially Owned by Each Reporting Person
1,232,742 (see Item 4 and Exhibit C)

(10)	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) / /

(11)	Percent of Class Represented by Amount in Row (9)
1.1% (see Item 4)

(12)	Type of Reporting Person (See Instructions)
LLC

CUSIP No.        01747T102

(1)	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).
Paul D. Carbery

(2)	Check the Appropriate Box if a Member	(a)	/ /
	of a Group (See Instructions)	(b)	/x/

(3)	SEC Use Only

(4)	Citizenship or Place of Organization
USA

Number of Shares Beneficially Owned by Each Reporting Person With:		(5)	Sole Voting Power
10,640 (see Item 4)

		(6)	Shared Voting Power
1,232,742 (see Item 4 and Exhibit C)

		(7)	Sole Dispositive Power
10,640 (see Item 4)

		(8)	Shared Dispositive Power
1,232,742 (see Item 4 and Exhibit C)

(9)	Aggregate Amount Beneficially Owned by Each Reporting Person
1,243,382 (see Item 4 and Exhibit C)

(10)	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) / /

(11)	Percent of Class Represented by Amount in Row (9)
1.1% (see Item 4)

(12)	Type of Reporting Person (See Instructions)
IN

CUSIP No.        01747T102

(1)	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).
James E. Cowie

(2)	Check the Appropriate Box if a Member	(a)	/ /
	of a Group (See Instructions)	(b)	/x/

(3)	SEC Use Only

(4)	Citizenship or Place of Organization
USA

Number of Shares Beneficially Owned by Each Reporting Person With:		(5)	Sole Voting Power
9,443 (see Item 4)

		(6)	Shared Voting Power
1,232,742 (see Item 4 and Exhibit C)

		(7)	Sole Dispositive Power
9,443 (see Item 4)

		(8)	Shared Dispositive Power
1,232,742 (see Item 4 and Exhibit C)

(9)	Aggregate Amount Beneficially Owned by Each Reporting Person
1,242,185 (see Item 4 and Exhibit C)

(10)	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) / /

(11)	Percent of Class Represented by Amount in Row (9)
1.1% (see Item 4)

(12)	Type of Reporting Person (See Instructions)
IN

CUSIP No.        01747T102

(1)	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).
James E. Crawford III

(2)	Check the Appropriate Box if a Member	(a)	/ /
	of a Group (See Instructions)	(b)	/x/

(3)	SEC Use Only

(4)	Citizenship or Place of Organization
USA

Number of Shares Beneficially Owned by Each Reporting Person With:		(5)	Sole Voting Power
80,622 (see Item 4)

		(6)	Shared Voting Power
1,232,742 (see Item 4 and Exhibit C)

		(7)	Sole Dispositive Power
80,622 (see Item 4)

		(8)	Shared Dispositive Power
1,232,742 (see Item 4 and Exhibit C)

(9)	Aggregate Amount Beneficially Owned by Each Reporting Person
1,313,364 (see Item 4 and Exhibit C)

(10)	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) / /

(11)	Percent of Class Represented by Amount in Row (9)
1.1% (see Item 4)

(12)	Type of Reporting Person (See Instructions)
IN

CUSIP No.        01747T102

(1)	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).
Rodney L. Goldstein

(2)	Check the Appropriate Box if a Member	(a)	/ /
	of a Group (See Instructions)	(b)	/x/

(3)	SEC Use Only

(4)	Citizenship or Place of Organization
USA

Number of Shares Beneficially Owned by Each Reporting Person With:		(5)	Sole Voting Power
6,532 (see Item 4)

		(6)	Shared Voting Power
1,232,742 (see Item 4 and Exhibit C)

		(7)	Sole Dispositive Power
6,532 (see Item 4)

		(8)	Shared Dispositive Power
1,232,742 (see Item 4 and Exhibit C)

(9)	Aggregate Amount Beneficially Owned by Each Reporting Person
1,239,274 (see Item 4 and Exhibit C)

(10)	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) / /

(11)	Percent of Class Represented by Amount in Row (9)
1.1% (see Item 4)

(12)	Type of Reporting Person (See Instructions)
IN

CUSIP No.            01747T102

(1)	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).
Martin J. Koldyke

(2)	Check the Appropriate Box if a Member	(a)	/ /
	of a Group (See Instructions)	(b)	/x/

(3)	SEC Use Only

(4)	Citizenship or Place of Organization
USA

Number of Shares Beneficially Owned by Each Reporting Person With:		(5)	Sole Voting Power
1,824 (see Item 4)

		(6)	Shared Voting Power
1,232,742 (see Item 4 and Exhibit C)

		(7)	Sole Dispositive Power
1,824 (see Item 4)

		(8)	Shared Dispositive Power
1,232,742 (see Item 4 and Exhibit C)

(9)	Aggregate Amount Beneficially Owned by Each Reporting Person
1,234,566 (see Item 4 and Exhibit C)

(10)	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) / /

(11)	Percent of Class Represented by Amount in Row (9)
1.1% (see Item 4)

(12)	Type of Reporting Person (See Instructions)
IN

CUSIP No.            01747T102

(1)	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).
Martin Laird Koldyke

(2)	Check the Appropriate Box if a Member	(a)	/ /
	of a Group (See Instructions)	(b)	/x/

(3)	SEC Use Only

(4)	Citizenship or Place of Organization
USA

Number of Shares Beneficially Owned by Each Reporting Person With:		(5)	Sole Voting Power
384 (see Item 4)

		(6)	Shared Voting Power
1,232,742 (see Item 4 and Exhibit C)

		(7)	Sole Dispositive Power
384 (see Item 4)

		(8)	Shared Dispositive Power
1,232,742 (see Item 4 and Exhibit C)

(9)	Aggregate Amount Beneficially Owned by Each Reporting Person
1,233,126 (see Item 4 and Exhibit C)

(10)	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) / /

(11)	Percent of Class Represented by Amount in Row (9)
1.1% (see Item 4)

(12)	Type of Reporting Person (See Instructions)
IN

CUSIP No.            01747T102

(1)	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).
Laura P. Pearl

(2)	Check the Appropriate Box if a Member	(a)	/ /
	of a Group (See Instructions)	(b)	/x/

(3)	SEC Use Only

(4)	Citizenship or Place of Organization
USA

Number of Shares Beneficially Owned by Each Reporting Person With:		(5)	Sole Voting Power
4,681 (see Item 4)

		(6)	Shared Voting Power
1,232,742 (see Item 4 and Exhibit C)

		(7)	Sole Dispositive Power
4,681 (see Item 4)

		(8)	Shared Dispositive Power
1,232,742 (see Item 4 and Exhibit C)

(9)	Aggregate Amount Beneficially Owned by Each Reporting Person
1,237,423 (see Item 4 and Exhibit C)

(10)	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) / /

(11)	Percent of Class Represented by Amount in Row (9)
1.1% (see Item 4)

(12)	Type of Reporting Person (See Instructions)
IN

CUSIP No.            01747T102

(1)	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).
Jeremy H. Silverman

(2)	Check the Appropriate Box if a Member	(a)	/ /
	of a Group (See Instructions)	(b)	/x/

(3)	SEC Use Only

(4)	Citizenship or Place of Organization
USA

Number of Shares Beneficially Owned by Each Reporting Person With:		(5)	Sole Voting Power
3,730 (see Item 4)

		(6)	Shared Voting Power
1,232,742 (see Item 4 and Exhibit C)

		(7)	Sole Dispositive Power
3,730 (see Item 4)

		(8)	Shared Dispositive Power
1,232,742 (see Item 4 and Exhibit C)

(9)	Aggregate Amount Beneficially Owned by Each Reporting Person
1,236,472 (see Item 4 and Exhibit C)

(10)	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) / /

(11)	Percent of Class Represented by Amount in Row (9)
1.1% (see Item 4)

(12)	Type of Reporting Person (See Instructions)
IN

CUSIP No.            01747T102

(1)	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).
Royce J. Holland

(2)	Check the Appropriate Box if a Member	(a)	/ /
	of a Group (See Instructions)	(b)	/x/

(3)	SEC Use Only

(4)	Citizenship or Place of Organization
USA

Number of Shares Beneficially Owned by Each Reporting Person With:		(5)	Sole Voting Power
5,668,060 (see Item 4 and Exhibit C)

		(6)	Shared Voting Power
-0-

		(7)	Sole Dispositive Power
5,668,060 (see Item 4 and Exhibit C)

		(8)	Shared Dispositive Power
-0- (see Item 4 and Exhibit C)

(9)	Aggregate Amount Beneficially Owned by Each Reporting Person
5,668,060 (see Item 4 and Exhibit C)

(10)	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) / /

(11)	Percent of Class Represented by Amount in Row (9)
4.9% (see Item 4)

(12)	Type of Reporting Person (See Instructions)
IN

CUSIP No.          01747T102

(1)	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).
Thomas M. Lord

(2)	Check the Appropriate Box if a Member	(a)	/ /
	of a Group (See Instructions)	(b)	/x/

(3)	SEC Use Only

(4)	Citizenship or Place of Organization
USA

Number of Shares Beneficially Owned by Each Reporting Person With:		(5)	Sole Voting Power
2,268,283 (see Item 4 and Exhibit C)

		(6)	Shared Voting Power
-0-

		(7)	Sole Dispositive Power
2,268,283 (see Item 4 and Exhibit C)

		(8)	Shared Dispositive Power
-0-

(9)	Aggregate Amount Beneficially Owned by Each Reporting Person
2,268,283 (see Item 4 and Exhibit C)

(10)	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) / /

(11)	Percent of Class Represented by Amount in Row (9)
2.0% (see Item 4)

(12)	Type of Reporting Person (See Instructions)
IN

CUSIP No.          01747T102

(1)	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).
C. Daniel Yost

(2)	Check the Appropriate Box if a Member	(a)	/ /
	of a Group (See Instructions)	(b)	/x/

(3)	SEC Use Only

(4)	Citizenship or Place of Organization
USA

Number of Shares Beneficially Owned by Each Reporting Person With:		(5)	Sole Voting Power
2,036,919 (see Item 4 and Exhibit C)

		(6)	Shared Voting Power
-0-

		(7)	Sole Dispositive Power
2,036,919 (see Item 4 and Exhibit C)

		(8)	Shared Dispositive Power
-0-

(9)	Aggregate Amount Beneficially Owned by Each Reporting Person
2,036,919 (see Item 4 and Exhibit C)

(10)	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) / /

(11)	Percent of Class Represented by Amount in Row (9)
1.8% (see Item 4)

(12)	Type of Reporting Person (See Instructions)
IN

AMENDMENT NO. 3 TO SCHEDULE 13G

        This Amendment No. 3 to Schedule 13G is being filed by those persons listed on Exhibit B attached hereto (the "Reporting Persons"), in connection with the shares of Common Stock, par value $.01 per share, of Allegiance Telecom, Inc. (the "Company"). This Amendment No. 3 to Schedule 13G is being filed by the Reporting Persons pursuant to the joint filing provisions of Rule 13d-1(k) of the Securities Exchange Act of 1934, as amended (the "Act").

ITEM 1.

(a)	Name of Issuer
Allegiance Telecom, Inc.

(b)	Address of Issuer's Principal Executive Offices
9201 Central Expressway Dallas, Texas 75231

ITEM 2.

(a)	Name of Person Filing
See attached Exhibit B.

(b)	Address of Principal Business Office or, if none, Residence
See attached Exhibit B.

(c)	Citizenship
See attached Exhibit B.

(d)	Title of Class of Securities
Common Stock, $.01 par value

(e)	CUSIP Number
01747T102

ITEM 3.	IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:
(a)	/ /	Broker or Dealer registered under Section 15 of the Act
(b)	/ /	Bank as defined in section 3(a)(6) of the Act
(c)	/ /	Insurance Company as defined in section 3(a)(19) of the Act
(d)	/ /	Investment Company registered under section 8 of the Investment Company Act of 1940
(e)	/ /	Investment Adviser in accordance with Section 240.13d-1(b)(1)(ii)(E)

(f)	/ /	Employee Benefit Plan or Endowment Fund in accordance with Section 240.13d-1(b)(1)(ii)(F)
(g)	/ /	Parent Holding Company or control person in accordance with section 240.13d-1(b)(1)(ii)(G).
(h)	/ /	Savings Associations as defined in Section 3(b) of the Federal Deposit Insurance Act
(i)	/ /	Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940
(j)	/ /	Group, in accordance with section 230.13d-1(b)(1)(ii)(J).

This Schedule is not being filed pursuant to Rule 13d-1(b) or Rule 13d-2(b) and therefore, none of the above are applicable.

ITEM 4. OWNERSHIP

        Pursuant to Rule 13d-4 of the Act, the Reporting Persons expressly declare that the filing of this statement shall not be construed as an admission that any such person is, for the purposes of Section 13(d) and/or Section 13(g) of the Act, the beneficial owner of any securities covered by this statement except to the extent of such person's pecuniary interest in shares of Common Stock. See also Exhibit C attached hereto, describing that certain Stock Purchase Agreement dated as of August 13, 1997, among the Company, the Reporting Persons and certain other parties.

        All such ownership percentages of the securities reported herein are based upon 115,244,413 shares of Common Stock outstanding as of November 9, 2001.

Madison Dearborn Funds

(a)	Amount beneficially owned:

Amount beneficially owned: Madison Dearborn Capital Partners II, L.P. ("MDCP II") is the direct owner of 7,307,325 shares of Common Stock. MDCP II is managed by its general partner, Madison Dearborn Partners II, L.P. ("MDP"). Dispositive and voting power of securities owned by MDCP II is shared at MDP by an advisory committee of limited partners of MDP and by Madison Dearborn Partners, Inc., the general partner of MDP (see paragraph below). For purposes of Rule 13d-3 of the Act, MDP may be deemed to have shared voting and dispositive power with respect to the 7,307,325 shares of Common Stock held by MDCP II.

(b)	Percent of class:

6.3%

(c)	Number of shares as to which the person has:

	(i)	Sole power to vote or to direct the vote
-0-

	(ii)	Shared power to vote or to direct the vote

7,307,325

	(iii)	Sole power to dispose or to direct the disposition of
-0-

	(iv)	Shared power to dispose or to direct the disposition of
7,307,325

Madison Dearborn Partners, Inc.

(a)	Amount beneficially owned:

Amount beneficially owned: Madison Dearborn Partners, Inc. ("MDP Inc") is the direct owner of 4,369 shares of Common Stock. As described above, MDCP II is the direct owner of 7,307,325 shares of Common Stock. Dispositive and voting power of securities owned by MDCP II is shared at MDP by MDP Inc, as general partner of MDP. For purposes of Rule 13d-3 of the Act, MDP Inc may be deemed to have shared voting and dispositive power with respect to the 7,307,325 shares of Common Stock held by MDCP II.

(b)	Percent of class:

6.3%

(c)	Number of shares as to which the person has:

	(i)	Sole power to vote or to direct the vote
4,369

	(ii)	Shared power to vote or to direct the vote

7,307,325

	(iii)	Sole power to dispose or to direct the disposition of
4,369

	(iv)	Shared power to dispose or to direct the disposition of
7,307,325

Morgan Stanley Funds

(a)	Amount beneficially owned:

Amount beneficially owned: Morgan Stanley Dean Witter & Co. ("Morgan Stanley Dean Witter") owns all of the outstanding shares of Morgan Stanley Capital Partners III, Inc. ("MSCP Inc"), which is the managing member of MSCP III, LLC ("MSCP LLC"), which is the general partner of Morgan Stanley Capital Partners III, L.P. ("MSCP"). For purposes of Rule 13d-3 of the Act, the Morgan Stanley Funds (as defined hereafter) may be deemed to beneficially own, in the aggregate, 13,453,369 shares of Common Stock (MSCP: 11,865,451 shares; MSCP III 892 Investors, L.P.: 1,214,813 shares; Morgan Stanley Capital Investors, L.P.: 373,105 shares, such funds being referred to collectively as the "Morgan Stanley Funds"). Each of Morgan Stanley Dean Witter, MSCP Inc and MSCP LLC may be deemed to have shared voting and dispositive power with respect to the 13,453,369 shares of Common Stock held by the Morgan Stanley Funds. Morgan Stanley Dean Witter is filing solely as the parent company of MSCP Inc.

(b)	Percent of class:

11.7%

(c)	Number of shares as to which the person has:

	(i)	Sole power to vote or to direct the vote
-0-

	(ii)	Shared power to vote or to direct the vote

13,453,369

	(iii)	Sole power to dispose or to direct the disposition of
-0-

	(iv)	Shared power to dispose or to direct the disposition of
13,453,369

Frontenac Funds

(a)	Amount beneficially owned:

Amount beneficially owned: Frontenac VII Limited Partnership is the direct owner of 1,169,790 shares of Common Stock and Frontenac Masters VII Limited Partnership (together with Frontenac VII Limited Partnership, the "Frontenac Funds") is the direct owner of 62,952 shares of Common Stock. For purposes of Rule 13d-3 of the Act, Frontenac Company VII, LLC ("Frontenac LLC," which is the general partner of each of the Frontenac Funds) may be deemed to have shared voting and dispositive power with respect to the 1,232,742 shares held by the Frontenac Funds. Mr. Carbery, Mr. Cowie, Mr. Crawford, Mr. Goldstein, Mr. M.J. Koldyke, Mr. M.L. Koldyke, Ms. Pearl and Mr. Silverman are members of Frontenac LLC with the shared power to indirectly direct the voting of and the disposition of the Common Stock held by the Frontenac Funds. Mr. Crawford also beneficially owns 80,622 shares; Mr. Carbery also beneficially owns 10,640 shares; Mr. Cowie also beneficially owns 9,443 shares; Mr. Goldstein also beneficially owns 6,532 shares; Mr. M.J. Koldyke also beneficially owns 1,824 shares; Mr. M. Laird Koldyke also beneficially owns 384 shares; Ms. Pearl also beneficially owns 4,681 shares; and Mr. Silverman also beneficially owns 3,730 shares.

(b)	Percent of class:

1.1%

(c)	Number of shares as to which the person has:

	(i)	Sole power to vote or to direct the vote
-0- (see above paragraph)

	(ii)	Shared power to vote or to direct the vote

1,232,742

	(iii)	Sole power to dispose or to direct the disposition of
-0- (see above paragraph)

	(iv)	Shared power to dispose or to direct the disposition of
1,232,742

Royce J. Holland

(a)	Amount beneficially owned:

Amount beneficially owned: 5,668,060 (2,753,332 shares held by Royce J. Holland directly, 2,910,828 shares held by the Royce J. Holland Family Limited Partnership, of which Mr. Holland is the sole general partner and 3,900 shares held by Mr. Holland as custodian for his children under the Uniform Gifts to Minors Act).

(b)	Percent of class:

4.9%

(c)	Number of shares as to which the person has:

	(i)	Sole power to vote or to direct the vote
5,668,060

	(ii)	Shared power to vote or to direct the vote

-0-

	(iii)	Sole power to dispose or to direct the disposition of
5,668,060

	(iv)	Shared power to dispose or to direct the disposition of
-0-

Thomas M. Lord

(a)	Amount beneficially owned:
Amount Beneficially owned: 2,268,283 (1,059,141 shares held by Thomas M. Lord directly, and an aggregate of 1,209,142 shares held by Mr. Lord's spouse and children).

(b)	Percent of class:

2.0%

(c)	Number of shares as to which the person has:

	(i)	Sole power to vote or to direct the vote
2,268,283

	(ii)	Shared power to vote or to direct the vote

-0-

	(iii)	Sole power to dispose or to direct the disposition of
2,268,283

	(iv)	Shared power to dispose or to direct the disposition of
-0-

C. Daniel Yost

(a)	Amount beneficially owned:
2,036,919

(b)	Percent of class:

1.8%

(c)	Number of shares as to which the person has:

	(i)	Sole power to vote or to direct the vote
2,036,919

	(ii)	Shared power to vote or to direct the vote

-0-

	(iii)	Sole power to dispose or to direct the disposition of
2,036,919

	(iv)	Shared power to dispose or to direct the disposition of
-0-

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         Not applicable.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         See Item 4 above.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         See Exhibit C attached hereto.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP

         Not applicable.

ITEM 10. CERTIFICATION

         Not applicable.

EXHIBITS

EXHIBIT A	Joint Filing Agreement
EXHIBIT B	Name Of Person Filing; Address Of Principal Business Office; Citizenship
EXHIBIT C	Voting Agreement

SIGNATURE

        After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:	February 14, 2002
MADISON DEARBORN CAPITAL PARTNERS II, L.P. By: Madison Dearborn Partners II, L.P., its general partner By: Madison Dearborn Partners, Inc., its general partner
By:	/s/ JAMES N. PERRY, JR.
Its:	Managing Director
MADISON DEARBORN PARTNERS II, L.P. By: Madison Dearborn Partners, Inc., its general partner
By:	/s/ JAMES N. PERRY, JR.
Its:	Managing Director
MADISON DEARBORN PARTNERS, INC.
By:	/s/ JAMES N. PERRY, JR.
Its:	Managing Director

SIGNATURE

        After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:	February 14, 2002
MORGAN STANLEY CAPITAL PARTNERS III, L.P. By: MSCP III, LLC, its general partner By: Morgan Stanley Capital Partners III, Inc., its managing member
By:	/s/ PETER R. VOGELSANG

Its:	Secretary
MSCP III, LLC By: Morgan Stanley Capital Partners III, Inc., its managing member
By:	/s/ PETER R. VOGELSANG

Its:	Secretary
MORGAN STANLEY CAPITAL PARTNERS III, INC.
By:	/s/ PETER R. VOGELSANG

Its:	Secretary
MORGAN STANLEY CAPITAL INVESTORS, L.P. By: MSCP III, LLC, its general partner By: Morgan Stanley Capital Partners III, Inc., its managing member
By:	/s/ PETER R. VOGELSANG

Its:	Secretary

MSCP III 892 INVESTORS, L.P. By: MSCP III, LLC, its general partner By: Morgan Stanley Capital Partners III, Inc., its managing member
By:	/s/ PETER R. VOGELSANG

Its:	Secretary
MORGAN STANLEY DEAN WITTER & CO.
By:	/s/ PETER R. VOGELSANG

Its:	Authorized Signatory

SIGNATURE

        After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:	February 14, 2002
FRONTENAC VII LIMITED PARTNERSHIP By: Frontenac Company VII, LLC, its general partner
By:	/s/ KAREN C. FANELLI Karen C. Fanelli, under Power of Attorney (previously filed)
FRONTENAC MASTERS VII LIMITED PARTNERSHIP By: Frontenac Company VII, LLC, its general partner
By:	/s/ KAREN C. FANELLI Karen C. Fanelli, under Power of Attorney (previously filed)
FRONTENAC COMPANY VII, LLC
By:	/s/ KAREN C. FANELLI Karen C. Fanelli, under Power of Attorney (previously filed)
By:	/s/ KAREN C. FANELLI Karen C. Fanelli, under Power of Attorney (previously filed) for:
Paul D. Carbery James E. Cowie James E. Crawford III Rodney L. Goldstein Martin J. Koldyke Martin Laird Koldyke Laura P. Pearl Jeremy H. Silverman

SIGNATURE

        After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:	February 14, 2002
ROYCE J. HOLLAND FAMILY LIMITED PARTNERSHIP
By:	/s/ ROYCE J. HOLLAND
Its:	Sole General Partner
/s/ ROYCE J. HOLLAND ROYCE J. HOLLAND
/s/ THOMAS M. LORD THOMAS M. LORD
/s/ C. DANIEL YOST C. DANIEL YOST

INDEX TO EXHIBITS

Exhibit Number	Description
A	Joint Filing Agreement
B	Name Of Person Filing; Address Of Principal Business Office; Citizenship
C	Voting Agreement

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AMENDMENT NO. 3 TO SCHEDULE 13G
EXHIBITS
SIGNATURE
SIGNATURE
SIGNATURE
SIGNATURE
INDEX TO EXHIBITS